UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2013

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2013, Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into a Share Purchase Agreement, with Chengdu Kanghong Pharmaceuticals (Group) Co. Ltd. (“Kanghong”) pursuant to which the Company agreed to acquire Kanghong’s 50% interest in Kanghong Sagent (Chengdu) Pharmaceutical Co. Ltd. (“KSCP”) in exchange for $25 million, payable in installments through September 2015. The acquisition was subject to customary closing conditions, including approval by the Chengdu Hi-Tech Industrial Development Zone Bureau of Investment Services (“BIS”). On June 4, 2013, the Company received final approval for the transaction from the BIS. Accordingly, the transaction has been completed. As a result of the completion of the transaction, KSCP is now a wholly-owned subsidiary of the Company.

Pursuant to the Share Pledge Agreement entered into by the parties concurrently with the execution of the Share Purchase Agreement, the Company is pledging a portion of the shares acquired from KSCP as collateral to secure the Company’s future installment payment obligations. The Company’s internal sources of cash are expected to be sufficient to satisfy the future installment payment obligations related to the acquisition.

For additional information regarding the Share Purchase Agreement and the transactions contemplated thereby, please see the Current Report on Form 8-K filed by the Company on May 6, 2013 and the copies of the Share Purchase Agreement and Share Pledge Agreement filed as Exhibits 10.1 and 10.2 thereto.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The Company intends to file the interim financial statements required by Item 9.01(a) of Form 8-K with respect to our acquisition of KSCP within the time period allowed for such filing pursuant to Item 9.01(a)(4) of Form 8-K.

(b) Pro Forma Financial Information

The Company intends to file the pro forma financial information required by Item 9.01(b) of Form 8-K with respect to our acquisition of KSCP within the time period allowed for such filing pursuant to Item 9.01(b)(2) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: July 5, 2013		/s/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary